===========================================================================

                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement                 [ ]  Confidential, for Use
[X]   Definitive Proxy Statement                       of the Commission
[ ]   Definitive Additional Materials                  Only (as permitted)
      by Rule 14a-6(c)(2))
[ ]   Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12

                  Laboratory Corporation of America Holdings
               (Name of Registrant as Specified in Its Charter)
         _____________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1)   Title of each class of securities to which transaction applies:

         _______________________________________________________________

   (2)   Aggregate number of securities to which transaction applies:

         _______________________________________________________________


   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         _______________________________________________________________


   (4)   Proposed maximum aggregate value of transaction:

         _______________________________________________________________


   (5)   Total fee paid:

         _______________________________________________________________



[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)   Amount Previously Paid:

         _______________________________________________________________


   (2)   Form, Schedule or Registration Statement No.:

         _______________________________________________________________


   (3)   Filing Party:

         _______________________________________________________________


   (4)   Date Filed:

         _______________________________________________________________

===========================================================================

August 17, 1995


Dear Stockholder:

         You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at The St. Regis, 2 East 55th Street, New York, N.Y., on Wednesday, September 20, 1995 at 9:00 a.m., New York City time.

         The business of the meeting will be to elect directors to the Company's Board of Directors, to consider and vote on the approval of each of the Company's 1995 Stock Plan for Non-Employee Directors, the Company's Performance Unit Plan and the Company's Annual Bonus plan and to ratify the appointment of independent auditors for the Company's fiscal year ending December 31, 1995. Information on these matters can be found in the accompanying proxy statement.

         Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed proxy statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy card but need to sign, date and return it in the enclosed postage-paid envelope in order to record your vote. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.


                                       Sincerely,

                                       /s/ James B. Powell, M.D.

                                       James B. Powell, M.D.
                                       President and Chief Executive Officer




                  LABORATORY CORPORATION OF AMERICA HOLDINGS

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
   Laboratory Corporation of America Holdings:

      Notice is hereby given that the 1995 Annual Meeting (the "Annual Meeting") of the stockholders of Laboratory Corporation of America Holdings (the "Company") will be held at The St. Regis, 2 East 55th Street, New York, N.Y., on Wednesday, September 20, 1995, at 9:00 a.m., New York City time, for the following purposes:

      1. To elect all of the members of the Company's board of directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified.

      2. To consider and vote upon a proposal to approve and adopt the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-Employee Directors.

      3. To consider and vote upon a proposal to approve and adopt the Laboratory Corporation of America Holdings Performance Unit Plan.

      4. To consider and vote upon a proposal to approve and adopt the Laboratory Corporation of America Holdings Annual Bonus Incentive Plan.

      5. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1995.

      6. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

      A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on July 24, 1995 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

                                    By Order of the Board of Directors

                                    /s/ Bradford T. Smith

                                    Bradford T. Smith
                                    Secretary
August 17, 1995

       PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL INSURE THAT
             YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.



                  LABORATORY CORPORATION OF AMERICA HOLDINGS
                             358 SOUTH MAIN STREET
                       BURLINGTON, NORTH CAROLINA  27215
                 _____________________________________________

                                PROXY STATEMENT
                _____________________________________________

      This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), of proxies to be voted at the 1995 annual meeting of stockholders to be held on Wednesday, September 20, 1995 at 9:00 a.m., New York City time, at The St. Regis, 2 East 55th Street, New York, N.Y. and at any adjournments thereof (the "Annual Meeting"). The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about August 17, 1995, to all stockholders entitled to vote at the Annual Meeting.

      At the Annual Meeting, the Company's stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified: James R. Maher, Thomas P. Mac Mahon, James B.
Powell M.D., Jean-Luc Belingard, Linda Gosden Robinson, David B. Skinner, M.D. and Andrew G. Wallace, M.D., (ii) to consider and vote upon a proposal to approve and adopt the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-Employee Directors (the "Non-Employee Director Stock Plan"),
(iii) to consider and vote upon a proposal to approve and adopt the Laboratory Corporation of America Holdings Performance Unit Plan (the "Performance Unit Plan"), (iv) to consider and vote upon a proposal to approve and adopt the Laboratory Corporation of America Holdings Annual Bonus Incentive Plan (the "Annual Plan"), (v) to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending on December 31, 1995, and (vi) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.


                              GENERAL INFORMATION

Solicitation And Voting of Proxies; Revocation; Record Date

      All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company's Board of Directors of the seven nominees for director identified in this Proxy Statement, the approval and adoption of each of the Non-Employee Director Stock Plan, the Performance Unit Plan and the Annual Plan and the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1995. Any stockholder may revoke his proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: Bradford T. Smith, Secretary, by delivery prior to the Annual Meeting of a subsequently dated proxy or by attending the Annual Meeting and voting in person.

      Solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners, which expenses are expected to amount in aggregate to approximately $40,000. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of approximately $9,000.

      Only holders of record of the common stock, par value $0.01 per share, of the Company ("Common Stock") at the close of business on July 24, 1995 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the Close of Business on the Record Date, there were issued and outstanding 122,908,701 shares of Common Stock (not including treasury shares, of which there were none, and not including shares held by certain stockholders who, in connection with the Merger, which is described below, submitted demands for appraisal, of which there were 2,160) each of which is entitled to one vote.

      A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date. Directors of the Company will be elected by a plurality vote of the shares of Common Stock represented at the Annual Meeting and entitled to vote. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for approval and adoption of each of the Non-Employee Director Stock Plan, the Performance Unit Plan and the Annual Plan and for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1995. On any such item, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote. As of August 7, 1995 the directors and executive officers of the Company beneficially owned an aggregate of 732,254 shares of Common Stock, representing under 1% of the total number of shares of Common Stock outstanding.

Merger with Roche Biomedical Laboratories, Inc.

      On April 28, 1995 (the "Effective Date"), Roche Biomedical Laboratories, Inc. ("RBL"), then a wholly-owned subsidiary of HLR Holdings Inc., a Delaware corporation ("HLR"), merged with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 13, 1994, among the Company, RBL, HLR and Hoffmann-La Roche Inc., a New Jersey corporation ("Hoffmann-La Roche"). HLR is a wholly-owned subsidiary of Hoffmann-La Roche, which is in turn a wholly-owned subsidiary of Roche Holdings, Inc., a Delaware corporation ("Holdings"), which is in turn an indirect wholly-owned subsidiary of Roche Holding Ltd, a Swiss Corporation ("Roche Holding"). HLR and its affiliates (other than the Company and its subsidiaries) are collectively referred to herein as "Roche." In the Merger, HLR was issued 49,002,538 shares of Common Stock, and Holdings was issued 12,320,718 shares of Common Stock, representing in the aggregate approximately 49.9% of the outstanding shares of Common Stock as of the Record Date, in exchange for all of the outstanding shares of common stock of RBL and $135,651,100 in cash. The Merger Agreement was included as an exhibit to the annual report on Form 10-K of the Company for the year ended December 31, 1994 (the "1994 10-K") filed with the Securities and Exchange Commission (the "Commission").

      In connection with the Merger, the Company distributed a dividend consisting of an aggregate of approximately 13,826,308 warrants to stockholders of record of shares of Common Stock as of April 21, 1995, each such warrant (a "Warrant" and, together with the Roche Warrants, as defined below, the "Warrants") representing the right to purchase one newly issued share of Common Stock for $22.00 (subject to adjustments) on April 28, 2000. In addition, pursuant to the Merger Agreement, on April 28, 1995, Hoffmann-La Roche purchased 8,325,000 Warrants (the "Roche Warrants") from the Company for an aggregate purchase price of $51,048,900.

      In connection with the Merger, the Company, HLR, Hoffmann-La Roche and Holdings entered into a stockholder agreement dated as of April 28, 1995 (the "Stockholder Agreement"). The Stockholder Agreement contains certain provisions relating to (i) the governance of the Company following the Merger, including but not limited to the composition of the Board of Directors, (ii) the issuance, sale and transfer of the Company's Equity Securities (as defined in the Stockholder Agreement) by the Company and Roche, (iii) the acquisition of additional Equity Securities of the Company by Roche and (iv) the registration rights granted by the Company to Roche with respect to the Company's Equity Securities. A copy of the Stockholder Agreement was included as an exhibit to the current report on Form 8-K of the Company filed with the Commission on May 12, 1995 in connection with the consummation of the Merger.

      Roche has informed the Company that it will vote for the election of each of the nominees to the Board of Directors identified herein, the approval and adoption of each of the Non-Employee Director Stock Plan, the Performance Unit Plan and the Annual Plan and the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1995.

      The Board of Directors of the Company recommends that stockholders vote "FOR" the election of each of the nominees for director of the Company (as specified below), the approval and adoption of each of the Non-Employee Director Plan, the Performance Unit Plan and the Annual Plan, and the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1995.



                        ITEM 1:  ELECTION OF DIRECTORS

      All the Company's directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have qualified. All the nominees listed below are currently serving as members of the Board of Directors and, except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

      The governance provisions of the Stockholder Agreement provide, among other things, that immediately after April 28, 1995, and for a period of one year thereafter (the "Initial Period"), the Board of Directors of the Company is to be comprised of seven members, consisting of Mr. Maher, three designees of HLR (each, an "HLR Director") and three Independent Directors (as defined therein). The HLR Directors currently are Mr. Belingard, Mr. Mac Mahon and Dr. Powell. The persons nominated to serve as the Independent Directors for the Initial Period, who are Ms. Robinson, Dr. Skinner and Dr. Wallace, were required pursuant to the Stockholder Agreement to be mutually acceptable to a majority of the members of the Company's Board of Directors in office immediately prior to April 28, 1995 and to HLR. Pursuant to the Stockholder Agreement, following the Initial Period, the Board of Directors of the Company will (subject to specified exceptions) be comprised of seven members, consisting of three HLR Directors and four Independent Directors nominated by the Nominating Committee of the Board of Directors.

      The Stockholder Agreement also provides that Mr. Maher will serve as Chairman of the Board and Mr. Mac Mahon will serve as Vice Chairman of the Board of the Company for the Initial Period. Following the Initial Period, Mr. Maher will resign his Board and committee positions, Mr. Mac Mahon will become Chairman of the Board and the position of Vice Chairman will be eliminated. The Stockholder Agreement also provides that, among other things, certain actions by the Company will require approval by a majority of the entire Board of Directors of the Company, which majority must include at least a majority of the HLR Directors and at least one Independent Director (a "Special Majority Vote"). Included in these items is any change in the size or composition of the Board of Directors or any committee thereof and the establishment of a new committee of the Board of Directors.

      The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees For Election As Directors

      The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each nominee are set forth below. All of the nominees currently serve as directors of the Company.

      James R. Maher (45) has served as Chairman of the Board of Directors of the Company since the Merger in April 1995 and as a director of the Company since December 1992. He was President and Chief Executive Officer of the Company from December 1992 until the Merger in April 1995. Since July 1995, Mr. Maher has been President and Chief Executive Officer of MAFCO Consolidated Group Inc., an affiliate of National Health Care Group, Inc., a Delaware Corporation ("NHCG"), which is the holder of approximately 11.8% of the outstanding shares of Common Stock. Prior to joining the Company, Mr. Maher was Vice Chairman of The First Boston Corporation from 1990 to 1992 and Managing Director of The First Boston Corporation from 1982 to 1992. Mr. Maher also is a director of First Brands Corporation, Danbury, Connecticut.

      Thomas P. Mac Mahon (48) has served as Vice Chairman and a director of the Company since the Merger in April 1995. Mr. Mac Mahon has been Senior Vice President of Hoffmann-La Roche since 1993 and President of Roche Diagnostics Group and a director and member of the Executive Committee of
Hoffmann-La Roche since 1988.  Mr. Mac Mahon is also a director of HLR.   As
Senior Vice President of Hoffmann-La Roche and President of Roche Diagnostics Group, Mr. Mac Mahon is responsible for the management of all United States operations of the diagnostic business of Hoffmann-La Roche. Mr. Mac Mahon is also currently a member of the Worldwide Diagnostics Executive Committee of Roche Holding.

      James B. Powell, M.D. (56) has served as President and Chief Executive Officer and as a director of the Company since the Merger in April 1995. Previously, he was President of RBL from 1982 until the Merger in April 1995. Dr. Powell is a medical doctor and became board certified in anatomic and clinical pathology in 1969. Subject to stockholder approval of the nominees for election as directors of the Company, the Board of Directors intends to elect Dr. Powell to serve as President and Chief Executive Officer of the Company effective as of the date of the Annual Meeting.

      Jean-Luc Belingard (46) has served as a director of the Company since the Merger in April 1995. Mr. Belingard is Director General of the Diagnostics Division and member of the Executive Committee of F. Hoffmann-La Roche Ltd ("F. Hoffmann-La Roche"), Basel, Switzerland, a subsidiary of Roche Holding. He joined F. Hoffmann-La Roche in 1982, and held various positions prior to being named to his current positions in 1990. His current responsibilities include the management of the worldwide diagnostic business of Roche. Mr. Belingard is also a director of Perkin-Elmer Corporation, Norwalk, Connecticut and a Foreign Trade Advisor to the French Government.

      Linda Gosden Robinson (42) has served as a director of the Company since 1990. Ms. Robinson has been President and Chief Executive Officer of Robinson Lake Sawyer Miller since 1986 and was Senior Vice President, Corporate
Affairs, of Warner Cable Communications, Inc. from 1983 to 1986. She is also a director of Revlon Group Incorporated ("Revlon Group"), an affiliate of NHCG, and of Bozell, Jacobs, Kenyon & Eckhardt, Inc. and the Coro Foundation and is a trustee of New York University Medical Center.

      David B. Skinner, M.D. (60) has served as a director of the Company since the Merger in April 1995. Dr. Skinner has been President and Chief Executive Officer of New York Hospital and Professor of Surgery at Cornell Medical School since 1987. He was the Chairman of the Department of Surgery and Professor of Surgery at the University of Chicago Hospitals and Clinics from 1972 to 1987.

      Andrew G. Wallace, M.D. (60) has served as a director of the Company since the Merger in April 1995. Dr. Wallace has served as both the Dean of Dartmouth Medical School and Vice President for Health Affairs at Dartmouth College since 1987. He was the Vice Chancellor for Health Affairs at Duke University and the Chief Executive Officer of Duke Hospital from 1981 to 1987.

      The Board of Directors of the Company recommends that stockholders vote "FOR" the election of each of the nominees for director listed above.

Committees of the Board of Directors and Meetings

      The Board of Directors has an Audit Committee, an Employee Benefits Committee, an Ethics and Quality Assurance Committee and a Nominating Committee. During 1994 and prior to the Merger in April 1995, the Board of Directors also had an Executive Committee.

      The Audit Committee, currently consisting of Dr. Skinner and Dr. Wallace, among other things, makes recommendations to the Board regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. Pursuant to the Stockholder Agreement, the Audit Committee is comprised entirely of Independent Directors. During 1994 and prior to the Merger in April 1995, the Audit Committee consisted of Dr. Saul, J. Farber, Anne Dibble Jordan and Dr. Paul A. Marks.

      The Ethics and Quality Assurance Committee, currently consisting of Mr. Maher, Dr. Powell, Dr. Wallace and Dr. Skinner, is responsible for ensuring that the Company adopts and implements procedures that require the Company's employees to act in accordance with high ethical standards and to deliver high quality services. During 1994 and prior to the Merger in April 1995, the Ethics and Quality Assurance Committee consisted of Howard Gittis, Dr. Farber and Ms. Jordan.

      The Employee Benefits Committee, currently consisting of Mr. Belingard, Ms. Robinson and Dr. Skinner, makes recommendations to the Board regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of the Company. The Employee Benefit Committee also considers and grants awards under the Company's incentive plans, subject to a Special Majority Vote of the Board as described above. Pursuant to the Stockholder Agreement, the Employee Benefits Committee is comprised of a majority of Independent Directors. During 1994 and prior to the Merger in April 1995, the Employee Benefits Committee consisted of Dr. Farber, Mr. Gittis, David J. Mahoney, Ms. Robinson and Dr. Samuel O. Thier.

      The Nominating Committee, currently consisting of Mr. Mac Mahon, Dr. Wallace and Ms. Robinson, is responsible for recommending the nomination of directors. Pursuant to the Stockholder Agreement, the Nominating Committee is comprised of one HLR Director and two Independent Directors and acts by a majority vote of the entire committee. During 1994 and prior to the Merger in April 1995, the Nominating Committee consisted of Ronald O. Perelman, Ms. Jordan, Ms. Robinson and Dr. Thier.

      During 1994 and prior to the Merger in April 1995, the Board had an the Executive Committee, consisting of Messrs. Perelman, Gittis and Maher, which was empowered to exercise all the powers and authority of the Board except as otherwise provided under applicable Delaware corporation law. The Executive Committee was dissolved immediately following the Merger.

      During 1994, the Board of Directors held eleven meetings and the former Executive Committee acted fourteen times by unanimous written consent of all members thereof, each in accordance with the Company's By-laws and applicable Delaware corporation law. The Employee Benefits Committee held two meetings; the Audit Committee held three meetings; and the Ethics and Quality Assurance Committee held one meeting in 1994. The Nominating Committee did not meet in 1994. During 1994, none of the then incumbent directors attended fewer than 75% of the meetings of the Board and the committees of which he or she was a member other than Mr. Mahoney and Dr. Thier, who served as directors of the Company during 1994 and until their resignation on April 28, 1995, the date of the Merger.

Compensation of Directors

      Effective on April 28, 1995, directors who are currently not receiving compensation as officers or employees of the Company are paid an annual retainer of $30,000, payable in monthly installments, and a fee of $1,000 for each meeting of the Board of Directors or of any Committee thereof they attend and receive reimbursement of expenses they incur for attending any meeting. Subject to approval and adoption of the Non-Employee Director Stock Plan by the stockholders of the Company, 50% of such annual retainer shall be payable in cash and 50% shall be payable in Common Stock of the Company. Prior to April 28, 1995 and during the year ended December 31, 1994, directors were paid an annual retainer of $25,000, payable in monthly installments, and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof attended.




                              EXECUTIVE OFFICERS

      The following table sets forth as of the date hereof the executive officers of the Company.

Name                                    Age      Office
------------------------------------    -----    -----------------------------------------------------------
James B. Powell, M.D.                   56       President and Chief Executive Officer
David C. Flaugh                         48       Executive Vice President and Chief Operating Officer
Timothy J. Brodnik                      47       Executive Vice President, Sales and Marketing
Haywood D. Cochrane, Jr.                46       Executive Vice President and Chief Financial Officer
Larry L. Leonard                        54       Executive Vice President
John F. Markus                          44       Executive Vice President, Corporate Compliance
Bradford T. Smith                       42       Executive Vice President, General Counsel and Secretary
Ronald B. Sturgill                      58       Executive Vice President, Information Systems/Operations
David C. Weavil                         43       Executive Vice President and Chief Administrative Officer
Robert E. Whalen                        53       Executive Vice President, Human Resources
Wesley R. Elingburg                     39       Senior Vice President, Finance

      James B. Powell, M.D. has served as President and Chief Executive Officer and as a director of the Company since the Merger in April 1995. Previously, Dr. Powell was President of RBL from 1982 until the Merger in April 1995. He is a medical doctor and became board certified in anatomic and clinical pathology in 1969. Dr. Powell is a member of the Management Committee of the Company.

      David C. Flaugh has been Chief Operating Officer since 1993. He joined the Company in 1970. From July 1994 until April 1995 he was also Senior Executive Vice President, acting Chief Financial Officer and Treasurer of the Company. Mr. Flaugh was Vice President-Managing Director, Chief Financial Officer and Treasurer of the Company from 1991 to 1993 and Vice President-Finance from 1988 to 1991. Mr. Flaugh is a member of the Management Committee of the Company.

      Timothy J. Brodnik has served as Executive Vice President, Sales and Marketing since the Merger in April 1995. He joined the Company in 1971. He was appointed Executive Vice President of the Company in 1993 and was Senior Vice President from 1991 to 1993 and Vice President-Division Manager from 1979 until 1991. Mr. Brodnik oversees the Company's sales operations including managed care, business ventures/alliances, clinical trials and new business development, and also oversees the Company's laboratories in Florida, Tennessee, North Carolina and South Carolina. Mr. Brodnik is a member of the Management Committee of the Company.

      Haywood D. Cochrane, Jr. has served as Executive Vice President and Chief Financial Officer since the Merger in April 1995 and has been an executive of the Company since June 1994 following the acquisition by the Company of Allied Clinical Laboratories, Inc. ("Allied"). Mr. Cochrane was President, Chief Executive Officer and a director of Allied from its formation in 1989 until its acquisition by the Company in 1994. Mr. Cochrane also serves as a director of First Union National Bank of Tennessee and JDN Realty Corp., Atlanta, Georgia. Mr. Cochrane is a member of the Management Committee of the Company.

      Larry L. Leonard has served as Executive Vice President of the Company since 1993. He joined the Company in 1978. Dr. Leonard, who holds a Ph.D degree in microbiology, was named Senior Vice President of the Company in 1991 and previously was Vice President-Division Manager. Dr. Leonard oversees major regional laboratories in Arizona, Texas and Colorado.

      John F. Markus has served as Executive Vice President, Corporate Compliance since the Merger in April 1995. From 1990, when he joined the Company, he has been responsible for quality, operations review, pathology/cytology, compliance and the Company's phlebotomy program. He served as Executive Vice President and Director of Compliance from 1993 and was Vice President-Managing Director from 1990 to 1993. Previously, Mr. Markus was an attorney in the law firm of Akin, Gump, Strauss, Hauer and Feld in Washington, D.C. for more than five years and was a partner in such firm in 1989. Mr. Markus is a member of the Management Committee of the Company.

      Bradford T. Smith has served as Executive Vice President, General Counsel and Secretary since the Merger in April 1995. Previously, Mr. Smith served as Assistant General Counsel of HLR, Division Counsel of RBL and Assistant Secretary and member of RBL's Senior Management Committee from 1988 until April 1995. Mr. Smith served as Assistant Secretary of HLR from 1989 until the Merger in April 1995 and as an Assistant Vice President of HLR during 1992 and 1993. Mr. Smith is a member of the Management Committee of the Company.

      Ronald B. Sturgill has served as Executive Vice President, Information Systems/Operations since the Merger in April 1995. Previously, Mr. Sturgill served as Senior Vice President, Administration of RBL. From 1986 to 1987, he served as Senior Vice President, North-Central Regional Operations of RBL.
Mr. Sturgill served as RBL's Vice President of Laboratories and Human Resources from 1982 until 1986. Mr. Sturgill's responsibilities as Senior Vice President, Administration of RBL included the supervision of Information Systems, Human Resources, Sales Support and Training.

      David C. Weavil has served as Executive Vice President and Chief Administrative Officer since the Merger in April 1995. Previously, Mr. Weavil served as Senior Vice President and Chief Operating Officer of RBL beginning in 1989. From 1988 through 1989, Mr. Weavil was Regional Senior Vice President-Mid-Atlantic of RBL. Prior to that, he served as Senior Vice President and Chief Financial Officer of RBL from 1982. Mr. Weavil is a member of the Management Committee of the Company.

      Robert E. Whalen has served as Executive Vice President, Human Resources since the Merger in April 1995. He joined the Company in 1976. He was named Executive Vice President of the Company in 1993 and was Senior Vice President from 1991 to 1993 and Vice President-Administration from 1985 to 1993. From 1979 to 1985, he was Vice President-Division Manager of the Company. Mr. Whalen oversees human resources, information systems, client service and major regional laboratories in California, Washington, Nevada and Utah. Mr. Whalen is a member of the Management Committee of the Company.

      Wesley R. Elingburg has served as Senior Vice President, Finance since the Merger in April 1995. Mr. Elingburg is responsible for the day-to-day supervision of the finance function of the Company, including treasury functions, and reports to the Chief Financial Officer. Previously, Mr. Elingburg served as Senior Vice President-Finance and Treasurer of RBL from 1988 through April 1995 and Assistant Vice President of Hoffmann-La Roche from 1989 until the Merger in April 1995. Mr. Elingburg is a member of the Management Committee of the Company.


                   EXECUTIVE COMPENSATION AND BENEFIT PLANS


Executive Compensation

      The following table sets forth the compensation paid by the Company to its then Chief Executive Officer and each of the Company's then four most highly compensated executive officers for services during the year ended December 31, 1994:

                          Summary Compensation Table

                                                                                     Long-Term
                                                                                   Compensation
                                                                                  ---------------
                                                      Annual Compensation             Awards
                                                  ----------------------------    ---------------
                                                                                                       All Other
                                                      Salary          Bonus           Options/         Compensation
Name and Principal Position               Year        ($)(1)          ($)(2)         SARs (#)             ($)(3)
---------------------------               ----        ------          ------        ----------         ------------
James R. Maher, Former                    1994      $1,000,001      $  450,000          350,000             $20,066
  President and Chief Executive           1993       1,000,000         500,000             -                 29,136
  Officer(4)                              1992          34,616       1,662,500          300,000                -
David C. Flaugh, Executive                1994         499,991         375,000          200,000              14,154
  Vice President, Chief                   1993         507,683         400,000          125,000              13,865
  Operating Officer(5)                    1992         267,117         265,000             -                  9,287
Timothy J. Brodnik, Executive             1994         325,000         246,250          150,000               8,853
  Vice President, Sales and               1993         325,000         262,500           50,000              11,334
  Marketing                               1992         238,046         243,800             -                 10,007
W. David Slaunwhite, Ph.D.,               1994         325,000         266,250           75,000               8,850
  former Executive Vice                   1993         324,615         282,500           50,000              11,397
  President(6)                            1992         267,117         265,000             -                 94,644
Bernard E. Statland, M.D.,                1994         457,500         236,250           25,000              14,759
  Ph.D., Chief Executive                  1993         457,500         252,500           50,000              17,219
  Officer, National Reference             1992         386,243         365,000             -                 15,482
  Laboratory, and former
  Executive Vice President

-------------
(1)   Includes salary paid or accrued for each indicated year.

(2) Includes bonus accrued or paid for each indicated year and other payments made pursuant to employment agreements. The 1992 amount for Mr. Maher represents the value, on the date of grant, of 100,000 shares of the Company's Common Stock granted in 1992.

(3) Reflects the following: (i) relocation expenses in 1993 for Mr. Maher of $14,001 and in 1992 for Dr. Slaunwhite of $84,365; (ii) life insurance premiums of $15,566 in 1994 and $8,060 in 1993 for Mr. Maher, $9,654 in 1994, $6,790 in 1993 and $3,414 in 1992 for Mr. Flaugh, $4,353 in 1994,
      $4,259 in 1993 and $3,141 in 1992 for Mr. Brodnik, $4,350 in 1994,
      $4,322 in 1993 and $3,413 in 1992 for Dr. Slaunwhite and $10,259 in
      1994, $10,144 in 1993 and $8,616 in 1992 for Dr. Statland; (iii) 401(a)
      and (k) contributions in 1994 of $4,500 and in 1993 of $7,075 for each of such individuals named in the table and in 1992 of $5,873 for Mr. Flaugh and $6,866 for each of Mr. Brodnik, Dr. Slaunwhite and Dr. Statland.

(4) Mr. Maher resigned his position as President and Chief Executive Officer and his employment agreement was terminated with effect as of April 28, 1995.

(5) During the year ended December 31, 1994, Mr. Flaugh served as Chief Operating Officer, Senior Executive Vice President and Acting Chief Financial Officer and Treasurer.

(6) The employment of Dr. Slaunwhite was terminated with effect as of April 28, 1995.


Stock Option Transactions in 1994

      During 1994, the following grants were made under the 1988 Stock Option Plan and the 1994 Stock Option Plan for the executive officers named in the Summary Compensation Table:


                               Option/SAR Grants in 1994
                                                                               Grant
                                                                                Date
                                   Individual Grants                           Value
              ----------------------------------------------------------       -----
                                       Percentage
                                        of Total
                    Number of Sec-    Options/SARs  Exercise                   Grant
                  urities Underlying   Granted to   or Base                     Date
                     Options/SARs      Employees     Price    Expiration      Present
      Name            Granted(1)        in 1994      ($/Sh)      Date      Value $(2)(3)
      ----        ------------------  ------------  --------  ----------   -------------
James R. Maher         150,000            7.2%       $13.875    2/10/04    $1,223,000
                       200,000            9.8         11.75     7/12/04     1,440,000

David C. Flaugh        100,000            5           13.875    2/10/04       815,000
                       100,000            5           11.75     7/12/04       720,000

Timothy J. Brodnik      75,000            3.5         13.875    2/10/04       611,000
                        75,000            3.5         11.75     7/12/04       540,000

W. David Slaunwhite,
  Ph.D.                 75,000            4           13.875    2/10/04       611,000

Bernard E. Statland,
  M.D., Ph.D.           25,000            1           13.875    2/10/04       204,000

--------------
(1) No tandem SARs were granted in 1994. For each grant of non-qualified options made in 1994, the exercise price is equivalent to the fair market price per share on the date of grant (as provided in the 1994 Stock Option Plan). The options vested with respect to one third of the shares covered thereby on the date of grant and an additional one third will vest on each of the first and second anniversaries of such date, subject to their earlier expiration or termination.

(2) For options granted with an exercise price of $13.875, valuation is based upon the Black-Scholes option pricing model assuming a volatility of .351 (based on the weekly closing stock prices from January 1, 1993 to January 7, 1994); a risk free interest rate of 6.0% (the asking yield on the 10-year U.S. Treasury Strip maturing February 2004); and a dividend yield of 0.0%. The valuation assumptions have made no adjustments for non-transferability.

(3) For options granted with an exercise price of $11.75, valuation is based on the Black-Scholes option pricing model assuming a volatility of .327 (based on the weekly closing stock prices from July 9, 1993 to July 8, 1994); a risk free interest rate of 7.6% (the asking yield on the 10-year U.S. Treasury Strip maturing August 2004); and a dividend yield of 0.0%. The valuation assumptions have made no adjustments for non-transferability.

      The following chart shows, for 1994, the number of stock options exercised and the 1994 year-end value of the options held by the executive officers named in the Summary Compensation Table:

                    Aggregated Option/SAR Exercises in 1994
                      and Year-End 1994 Option/SAR Values

                                                Number of Securities
                               Shares          Underlying Unexercised        Value of Unexercised In-the-Money Options/SARs
                            Acquired on       Options/SARs at Year-End                      at Year-End ($)(1)
         Name               Exercise (#)      Exercisable/Unexercisable                Exercisable/Unexercisable
         ----               ------------      -------------------------      ----------------------------------------------

James R. Maher                   0                    416,667/                                 $100,000/
                                                       233,333                                  200,000
David C. Flaugh                  0                    166,500/                                  50,000/
                                                       175,100                                  100,000
Timothy J. Brodnik               0                     94,833/                                  37,500/
                                                       116,667                                   75,000
W.David Slaunwhite,              0                     74,833/                                     0
Ph.D.                                                  66,667                                      0
Bernard E. Statland,             0                     58,167/                                     0
M.D., Ph.D.                                            33,333                                      0

-------------------
(1) Calculated using the actual December 31, 1994 closing price per share of Common Stock on the New York Stock Exchange Composite Tape of $13.25.

      Pursuant to the Merger Agreement, effective as of April 28, 1995, the options described above were either canceled and terminated in connection with the Merger in exchange for a cash payment and shares of Common Stock or were converted into adjusted options (immediately exercisable) to purchase Common Stock of the Company pursuant to a conversion formula set forth in the Merger Agreement.

Retirement Benefits and Savings Plan

      The following table sets forth the estimated annual retirement benefits payable at age 65 to persons retiring with the indicated average direct compensation and years of credited service, on a straight life annuity basis after Social Security offset, under the Company's Employees' Retirement Plan, as supplemented by the Company's Pension Equalization Plan.

                              Pension Plan Table

  Five year
   average
Compensation(1)   10 Years(2) 15 Years(2) 20 Years(2) 25 Years(2) 30 Years(2)
---------------   ----------- ----------- ----------- ----------- -----------
   $ 50,000         $ 6,898     $10,346    $ 13,795    $ 17,244    $ 20,693
    100,000          16,242      24,364      32,485      40,606      48,727
    150,000          25,602      38,404      51,204      64,006      76,807
    200,000          34,962      52,444      69,924      87,406     104,887
    250,000          44,322      66,484      88,644     110,806     132,967
    300,000          53,682      80,524     107,364     134,206     161,047

------------
(1) Highest consecutive five year average base compensation during final ten years. Compensation considered for this five year average is reflected in the Summary Compensation Table under the heading "Salary." Under the Equalization Plan, a maximum of $300,000 final average compensation is considered for benefit calculation. No bonuses are considered.

(2) Under the plans, the normal form of benefit for an unmarried participant is a life annuity with a guaranteed minimum payment of ten years. Payments in other optional forms, including the 50% joint and survivor normal form for married participants, are actuarially equivalent to the normal form for an unmarried participant. The above table is determined with regard to a life only form of payment; thus, payment using a ten year guarantee would produce a lower annual benefit.

      The Retirement Plan, which is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), is a defined benefit pension plan designed to provide an employee having 30 years of credited service with an annuity equal to 52% of final average compensation less 50% of estimated individual Social Security benefits. Credited service is defined generally as all periods of employment with the Company, a participating subsidiary or with Revlon Holdings Inc. ("Revlon") formerly known as Revlon Inc., prior to 1992, after attainment of age 21 and completion of one year of service. Final average compensation is defined as average annual base salary during the five consecutive calendar years in which base salary was highest out of the last ten years prior to normal retirement age or earlier termination. The Employment Retirement Income Security Act of 1974, as amended ("ERISA"), places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. Such limitation for defined benefit pension plans was $118,800 for 1994 (except to the extent a larger benefit had accrued as of December 31, 1982) and $120,000 for 1995, and will be subject to cost of living adjustments for future years. In addition, the Code limits the amount of compensation that can be considered in determining the level of benefits under qualified plans. The applicable limit is adjusted annually; for 1994 the limit was $150,000. For 1995 the limit will remain at $150,000. The Company believes that, with respect to certain employees, annual retirement benefits computed in accordance with the Retirement Plan's benefit formula may be greater than such qualified plan limitation. The Company's non-qualified, unfunded, Equalization Plan is designed to provide for the payment of the difference, if any, between the amount of such maximum limitation and the annual benefit that would be payable under the Retirement Plan but for such limitation.

      As of December 31, 1994, credited years of service under the retirement plans for the following individuals were for Mr. Maher-1 year, Mr. Flaugh-22 years, Dr. Slaunwhite--12 years, Dr. Statland--3 years and Mr. Brodnik--21 years.

Compensation Plans and Arrangements

      Prior to the Merger, the Company had an employment agreement with James
R. Maher which provided for his employment as Chief Executive Officer of the Company through December 31, 1995 at an annual salary of $1,000,000 with an annual bonus of $500,000 and an additional discretionary bonus to be awarded at the discretion of the Board of Directors. Effective April 28, 1995, Mr. Maher resigned his position as President and Chief Executive Officer and the employment agreement between the Company and Mr. Maher was terminated, and, pursuant to the agreement, Mr. Maher received the amounts due to him but unpaid as annual salary and annual bonus and a termination payment of $3,000,000 (less applicable taxes). In addition, Mr. Maher also received a special bonus of $1,000,000 in connection with the consummation of the Merger. Pursuant to a letter agreement, the Company has retained Mr. Maher as an independent contractor to provide certain consulting services to the Company for a one year period beginning from April 28, 1995. Mr. Maher is paid an annual retainer of $160,000 under this agreement.

      The Company has an amended employment agreement with Mr. Flaugh which provides for his employment as Executive Vice President and Chief Operating Officer of the Company through December 31, 1996 at an annual salary of $500,000 with an annual bonus of 50% of the annual salary then in effect and an additional discretionary bonus as may be awarded at the discretion of the Board of Directors. Pursuant to his employment agreement, Mr. Flaugh received a $150,000 lump sum payment in December 1994. The employment agreement also provides that the duties assigned to Mr. Flaugh will be performed primarily at the offices of the Company in San Diego County, California. If the employment agreement is terminated by Mr. Flaugh for certain specified reasons ("Good Reason") including (i) the assignment of duties materially inconsistent with Mr. Flaugh's status as Executive Vice President and Chief Operating Officer,
(ii) a reduction by the Company in the annual salary or annual bonus or a failure by the Company to pay any such amount when due or (iii) a material breach of any of the terms of the employment agreement by the Company, then the Company will be required to pay, in monthly installments, (i) the annual salary Mr. Flaugh would have otherwise received during the remainder of the employment period and (ii) for a period of one year following the date of the expiration of the employment term, in consideration of the performance of specified noncompetition obligations, an amount equal to one-half the annual salary at the rate in effect on the date of expiration of the employment term. The Company has acknowledged that the change to Mr. Flaugh's position following the Merger constitutes an event of Good Reason. However, Mr.
Flaugh has agreed not to terminate his employment prior to December 31, 1995 due to his new position. In the event Mr. Flaugh does not terminate his employment on December 31, 1995, he shall be deemed to have accepted his new position and shall no longer be entitled to terminate his employment for Good Reason based upon his new position as of the Merger.

      The Company has an amended employment agreement with Mr. Brodnik which provides for him to be employed as an Executive Vice President through December 31, 1996 at an annual salary of $325,000 with an annual bonus equal to 50% of the annual salary then in effect and an additional discretionary bonus as may be awarded at the discretion of the Board of Directors. Pursuant to his employment agreement, Mr. Brodnik received a $100,000 lump sum payment in December 1994. The employment agreement also provides that the duties assigned to Mr. Brodnik will be performed primarily at the offices of the Company in Fairfax County, Virginia. If the employment agreement is terminated by Mr. Brodnik for certain specified reasons, including, (i) the assignment of duties materially inconsistent with the status of the office of Executive Vice President of the Company or resulting in an adverse alteration in the nature of the responsibilities associated therewith, (ii) a reduction by the Company in the annual salary or annual bonus or a failure by the Company to pay any such amount when due or (iii) a material breach of any of the terms of the employment agreement by the Company, then the Company will be required to pay, in monthly installments, (i) the annual salary and annual bonus Mr. Brodnik would have otherwise received during the remainder of his employment period and (ii) for a period of one year following the date of expiration of his employment term, in consideration of the performance of specified noncompetition obligations, an amount equal to one-half the annual salary at the rate in effect on the date of expiration of his employment term.

      The Company has an amended employment agreement with Dr. Statland which provides for his employment as Executive Vice President of the Company and Chief Executive Officer of National Reference Laboratory through December 31, 1995 at an annual salary of $325,000 with an annual bonus of equal to 50% of the annual salary then in effect and an additional discretionary bonus as may be awarded at the discretion of the Board of Directors. Pursuant to his employment agreement, Dr. Statland received a $90,000 lump sum payment in December 1994. If the employment agreement is terminated by Dr. Statland following a material breach of any of the terms of the employment agreement by the Company, then the Company will be required to pay, in monthly installments, (i) the annual salary Dr. Statland would have otherwise received during the remainder of the employment period and (ii) for a period of one year following the date of the expiration of the employment term, in consideration of the performance of specified noncompetition obligations, an amount equal to one-half the annual salary at the rate in effect on the date of expiration of the employment term. While Dr. Statland's employment agreement remains in effect, Dr. Statland is no longer serving as Executive Vice President of the Company.

      During 1994 and until April 28, 1995, the Company had an amended employment agreement of Dr. Slaunwhite. The agreement provided for his employment as Executive Vice President through December 31, 1996 at an annual salary of $325,000 with an annual bonus equal to 50% of the annual salary then in effect and an additional discretionary bonus as may be awarded at the discretion of the Board of Directors. Pursuant to his employment agreement, Dr. Slaunwhite received a lump sum payment of $120,000 in December 1994. Effective as of the Merger on April 28, 1995, Dr. Slaunwhite's employment agreement was terminated, and pursuant to its terms, the Company is required to pay, in monthly installments, (i) the annual salary and annual bonus Dr. Slaunwhite would have otherwise received during the remainder of his employment period and (ii) for a period of one year following the date of expiration of the employment term, in consideration of the performance of specified noncompetition obligations, an amount equal to one-half the annual salary at the rate in effect on the date of expiration of the employment term.

Employee Benefits Committee Interlocks and Insider Participation

      The members of the Employee Benefits Committee during the year ended December 31, 1994 were Dr. Farber, Dr. Thier, Messrs. Gittis and Mahoney and Ms. Robinson. No member of the Employee Benefits Committee during the year was an officer or employee of the Company.

      Certain Director Relationships. Robinson Lake Sawyer Miller, the corporate communications firm of which Ms. Robinson is President and Chief Executive Officer, performs corporate communications services for NHCG and its affiliates, which during 1994 and until the Merger in 1995 included the Company. The amount of compensation paid to Robinson Lake Sawyer Miller for services to the Company in 1994 was $233,670. It is anticipated that Robinson Lake Sawyer Miller will continue to provide such services to the Company in 1995. On September 17, 1993, the Company purchased 66% of the Common Stock of a newly-formed corporation, Health Partners, Inc. ("Health Partners"). Ms. Robinson purchased 2% of the common stock of Health Partners in 1993. In 1994, the Company sold its interest in Health Partners for an amount equal to the original cost. Ms. Robinson is the wife of the principal of J.D. Robinson Inc., which performs consulting services for NHCG and its affiliates and receives $250,000 per annum from NHCG and its affiliates for such services. The principal of J.D. Robinson Inc. also serves as a director of a subsidiary of MacAndrews & Forbes Holdings, Inc. ("M&F Holdings"), the indirect parent company of NHCG.

      Ms. Jordan, who was a director of the Company during 1994 and until the Merger on April 28, 1995, is the wife of a director of an affiliate of NHCG who is a partner in a law firm that has on a regular basis in the past provided services to NHCG and its affiliates, including, in the past, the Company. No services have been performed by such firm in 1995 or were performed by such firm in 1994 for the Company.

      Dr. Farber, who was a director of the Company during 1994 and until the Merger on April 28, 1995, served on the Company's Scientific Advisory Board through June 30, 1994 and was paid $7,500 for such services.

Employee Benefits Committee Report on Executive Compensation

      The Employee Benefits Committee of the Board of Directors (for the purposes of this section, the "Committee") makes recommendations to the Board of Directors regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of the Company. The Committee also considers and grants awards under the Company's incentive plans, subject to a Special Majority Vote of the Board as described above under "Item 1: Election of Directors." Following the Merger, the Company's compensation policies have undergone a change. In addition to the continuation of existing incentive bonus policies of the Company which cover performance during 1995, subject to stockholder approval (which approval is being sought herein), the Employee Benefits Committee and the Board of Directors have approved the Non-Employee Director Stock Plan, the Performance Unit Plan and the Annual Plan, which are described below. In accordance with rules established by the Commission, however, the Company is required to provide certain data and information with respect to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers for the last completed fiscal year. The Committee, as it was constituted in 1994, prepared the following report for inclusion in the 1994 10-K. In accordance with rules established by the Commission, the report is also required to be included herein. The text of the report appears exactly as it did in the 1994 10-K. A description of the Company's compensation and benefit policies and practices for the 1995 fiscal year will appear in the proxy statement for the next succeeding annual meeting of stockholders of the Company.

      Compensation Policies. The Company's compensation arrangements for senior executives are significantly affected by the Company's long history as a private company until the 1988 initial public offering, after which an Employee Benefits Committee was established. The overall compensation program for officers historically emphasized a strong base salary position in relation to competitive practice and a competitive annual bonus opportunity dependent upon the operating income performance of the corporation. In contrast to the Company's highly competitive cash compensation policy, the Company did not offer long-term incentive opportunities as an executive compensation element until 1989 when the first stock option awards were made. The Committee understands that the combination of strongly competitive cash compensation and modest use of long-term incentives is typical of private companies with professional management leadership; and this historical approach continued to influence the Company's programs as a public company from 1989 into 1992.
Late in 1992, with the appointment of James R. Maher as President and Chief Executive Officer, the Company's compensation philosophy changed to make a greater portion of executive compensation dependent on the Company's long-term stock performance.

      Beginning in late 1992 and in 1993 and 1994, the Company's compensation philosophy reflected a greater emphasis on grants of stock options. In 1994, the Committee granted options in varying amounts to 159 senior and mid-level managers. The option awards at all levels of management were part of the Committee's desire to make a growing and more significant portion of senior executive compensation directly dependent on the Company's long-term share price appreciation. The number of options granted in 1994 to each of the four senior executives named in the cash compensation table was determined considering the Company's relatively low historical option grants, the Committee's desire to make a greater proportion of the senior executives' compensation equity-based, an analysis of the potential value of the options over the term of the option and a review of option grants at the peer companies listed in the stock performance graph.

      In 1992, after consultations with Mr. Maher, the Committee decided to raise the senior executive base salary levels and to restructure the annual bonus opportunity as the combination of a cash year-end retention bonus equal to 50% of base salary and a performance bonus opportunity. The general effect of these salary and bonus actions was to set the overall cash compensation opportunity for senior executives at or below 1992 levels, while strengthening the retentive elements of the compensation package. When these arrangements were established it was anticipated that the performance bonus would be based on achieving operating income growth and the contribution of each senior executive as evaluated by the Chief Executive Officer and approved by the Committee.

      The Committee believes that each of the four most highly compensated senior executives of the Company have demonstrated superior performance in 1994 during a period of general uncertainty in the medical services marketplace. Notwithstanding such performance, however, given industry conditions and the effects of the changes in the industry on the Company's results, the Committee believed, as it did at the end of 1993, that it would not be appropriate to award any discretionary bonus or to increase any compensation levels for senior executives at this time. Each of such executives also agreed in 1994 to a reduction in the year-end retention bonus in an amount equal to five percent of their base salary.

      Compensation of Chief Executive Officer. The compensation arrangement with the Company's President and Chief Executive Officer was entered into in December 1992. At that time, the Committee considered the salary and incentive pay levels at public companies whose financial characteristics and market capitalization were similar to those of the Company and whose workforce skills requirements and customer bases were similar. The Committee also considered the Company's circumstances and special leadership challenges in the aftermath of the settlement with the Federal government.(1) In the Committee's judgment, these circumstances required stable new direction at the chief executive officer level to help ensure sustained quality of the Company's services and continued employee commitment to the Company's objectives.

-----------
(1)  The settlement is described in the 1994 10-K.

      Based on these considerations and the Company's strategic direction for executive compensation, it was determined to provide a cash compensation arrangement for the Chief Executive consisting of an annual salary of $1 million, a year-end retention bonus of $500,000 for each year of the contract term and an annual discretionary performance bonus opportunity. The Committee also determined that it was important to structure the Chief Executive Officer's total compensation package to reflect the policy of creating strong financial incentives for executive officers to achieve a high level of long-term shareholder return. Accordingly, the Chief Executive Officer was awarded 100,000 shares of the Company's Common Stock and granted options to purchase 300,000 shares at the then fair market value of the shares, which options vest during the term of the three-year contract. The Committee views the Common Stock and stock option awards as the primary means by which the Chief Executive Officer would be rewarded for the Company's business success and believes it is important for the Chief Executive Officer to maintain and increase his equity interest in the Company. Accordingly in 1994, Mr. Maher was granted options to purchase an additional 350,000 shares. The annual discretionary bonus opportunity was adopted as a special recognition vehicle appropriate for years in which the Company achieves superior performance as measured against industry results for growth in operating income and revenues. The Committee decided that with respect to 1994, Mr. Maher, like the other senior executives, would receive no discretionary cash bonus in excess of his year-end retention bonus. Mr. Maher, like the other senior executives, also agreed in 1994 to a reduction in the year-end retention bonus in an amount equal to five percent of his base salary.

      Limit on Deductibility of Compensation. The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the tax deductibility of compensation paid to the chief executive officer and each of the four highest paid employees of public companies to $1 million for fiscal years beginning on or after January 1, 1994. Certain types of compensation, however, including qualifying performance-based compensation and compensation arrangements entered into prior to February 17, 1993 are excluded from the limitation. The Company's general policy is to preserve the tax deductibility of compensation paid to its executive officers. OBRA recognizes stock option plans as performance-based if such plans meet certain requirements. The Company's 1994 Option Plan is structured to meet the requirements of OBRA. In future years, the Compensation Committee will consider taking such steps as it deems necessary to qualify compensation so as not to be subject to the limit on deductibility.

                                    THE EMPLOYEE BENEFITS COMMITTEE

                                          Saul J. Farber, M.D.
                                          Howard Gittis
                                          David J. Mahoney
                                          Linda Gosden Robinson
                                          Samuel O. Thier, M.D.

Common Stock Performance

      The Commission requires a five-year comparison of stock performance for the Company with stock performance of appropriate similar companies. The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE"). Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock and the cumulative total return on the Standard & Poor's Composite-500 Stock Index and the weighted average cumulative total return (based on stock market capitalization) on the stock of each of the members of a peer group of companies. The peer group of companies includes sixteen companies selected by the Company. One of these is a medical service laboratory like the Company:
Unilab Corporation. Other direct competitors of the Company are subsidiaries of much larger diversified corporations which were not believed to be appropriate peer companies. The remaining fifteen companies are all publicly traded medical service and medical supply companies with sales ranging from approximately $500 million to $2.5 billion: Continental Medical Systems, Inc., Universal Health Services, Inc., Charter Medical Corporation, Allergan, Inc., C. R. Bard, Inc., Pall Corporation, Thermo Electron Corporation, United States Surgical Corporation, Bausch & Lomb Incorporated, Millipore Corporation, Amsco International, Inc., Beckman Instruments, Inc., FHP International Corporation and Fisher Scientific International, Inc. (Nichols Institute, which had been included in the Company's peer group in the proxy statement provided to stockholders in connection with the 1994 annual meeting (the "1994 Proxy Statement") is no longer a public company and is therefore not included in the peer group. Also, Columbia Hospital Corporation, which had been included in the Company's peer group in the 1994 Proxy Statement, merged with Hospital Corporation of America in 1994 and is no longer within the sales range as defined above.)



            [GRAPHICS -- SEE APPENDIX A FOR EXPLANATION]




        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

      The following table sets forth as of August 7, 1995, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the officers named in the summary compensation table set forth above and by all current directors and executive officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.
                                                 Amount and Nature
                                                 of Beneficial      Percent of
Beneficial Owner                                   Ownership          Class
----------------                                 -----------------  ----------
Roche Holdings, Inc..........................     61,329,256(1)       49.9%
15 East North Street
Dover, DE  19901

Ronald O. Perelman...........................     14,527,244(2)        11.8
35 East 62nd Street
New York, NY 10021

James R. Maher...............................        202,210(3)           *
David C. Flaugh..............................        103,325(3)(4)        *
Timothy J. Brodnik...........................         69,105(3)(5)        *
William D. Slaunwhite, Ph.D..................         22,376(3)(6)        *
Bernard E. Statland, M.D., Ph.D..............         30,522(3)           *
Linda Gosden Robinson........................              0              *
James B. Powell, M.D........................          33,334              *
Thomas P. Mac Mahon.........................               0              *
Jean-Luc Belingard..........................               0              *
David Bernt Skinner, M.D.....................            720              *
Andrew G. Wallace, M.D.......................              0              *
All directors and executive
  officers as a group (17 persons)...........        732,254(3)(7) *

-------------
* Less than 1%

(1) As reported on the Schedule 13D filed with the Commission on May 8, 1995, on behalf of Holdings, 49,008,538 of these shares are directly held by HLR and 12,320,718 of these shares are directly held by Holdings. Both HLR and Holdings are indirect wholly-owned subsidiaries of Roche Holding. Dr. h.c. Paul Sacher, an individual and citizen of Switzerland has, pursuant to an agreement, the power to vote a majority of the voting securities of Roche Holding.

(2) As reported on the Form 4 filed with the Commission on May 10, 1995 on behalf of Mr. Perelman, all such shares of Common Stock are beneficially owned by Mr. Perelman through NHCG, an indirect wholly-owned subsidiary of M&F Holdings, all of the outstanding shares of which are owned by Mr. Perelman.

(3) Beneficial ownership by executive officers of the Company includes shares of Common Stock which such executive officers have the right to acquire upon the exercise of options which either are vested or which may vest within 60 days. The number of shares of Common Stock included in the table as beneficially owned by individuals listed thereon, and which are subject to such options is as follows: Mr. Flaugh - 47,376; Dr. Slaunwhite - 22,376; Dr. Statland - 22,376; Mr. Brodnik - 32,364; Dr. Powell - 33,334; all directors and executive officers as a group (not including Dr. Slaunwhite, whose employment was terminated effective April 28, 1995, and Dr. Statland, who is still employed by the Company but no longer serves as an executive officer) - 256,658.

(4) Includes 55,949 shares, the voting and dispositive powers of which Mr. Flaugh shares with his wife.

(5) Includes 36,842 shares, the voting and dispositive powers of which Mr. Brodnik shares with his wife.

(6)   The employment of Dr. Slaunwhite was terminated effective April 28, 1995.

(7) This total includes only current directors and executive officers and, therefore, does not include the beneficial ownership of Dr. Slaunwhite, whose employment was terminated effective April 28, 1995 and of Dr. Statland, who is still employed at the Company but no longer serves as an executive officer.

             ITEM 2:  LABORATORY CORPORATION OF AMERICA HOLDINGS
                  1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

      The Board of Directors has adopted and recommends that the stockholders approve the Non-Employee Director Stock Plan, a form of which is included as Annex I of this Proxy Statement. The summary description herein of the principal features thereof is qualified by reference to such form. The purpose of the Non-Employee Director Stock Plan is to promote the interests of the Company and its stockholders by increasing the proprietary and vested interest of non-employee directors in the growth and performance of the Company by granting such directors shares of Common Stock as part of their annual retainer fee.

      The Non-Employee Director Stock Plan provides for the automatic payment of 50% of the annual retainer fee (currently $30,000) for directors of the Company who are not employees of the Company ("Eligible Directors") in the number of shares of Common Stock that results from dividing 50% of the retainer by the fair market value of such shares on the date or dates such retainer is to be paid. The maximum number of shares of Common Stock available under the Non-Employee Director Stock Plan will be 25,000, subject to adjustment as described below. The shares of Common Stock to be delivered under the Non-Employee Director Stock Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares and prior to delivery will be registered by the Company with the Commission on Form S-8 and upon registration will be freely tradable, subject to applicable restrictions under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      The Non-Employee Director Stock Plan will be administered by the Board of Directors. Subject to the provisions of the Non-Employee Director Stock Plan, the Board shall be authorized to interpret the Non-Employee Director Stock Plan, to establish, amend, and rescind any rules and regulations relating to it and to make all other determinations necessary or advisable for its administration; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive shares of Common Stock or the timing or pricing of grants of shares of Common Stock. The determinations of the Board in the administration of the Non-Employee Director Stock Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Non-Employee Director Stock Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

      In the event of a stock split, stock dividend, subdivision or combination of the shares of Common Stock or other change in corporate structure affecting the shares of Common Stock, the number of shares of Common Stock authorized by the Non-Employee Director Stock Plan shall be increased or decreased proportionately, as the case may be.

      No award may be granted under the Non-Employee Director Stock Plan after the third anniversary of the date of the Annual Meeting.

      The Non-Employee Director Stock Plan may be amended by the Board acting by Special Majority Vote, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, except in the limited circumstances described above, without the authorization and approval of shareholders in any respect make any amendment that would require stockholder approval under Rule 16b-3 under the Exchange Act or state law. The provisions governing eligibility and the grant of shares may not be amended more often than once every six months, other than to comport with changes in the ERISA or the rules under either such statute.

      On August 11, 1995, the closing price per share of Common Stock on the New York Stock Exchange Composite Tape was $13.25.

      Set forth below is a summary of the awards to be made with respect to 1995 pursuant to the Non-Employee Director Stock Plan:

                               New Plan Benefits
                       Laboratory Corporation of America
                       Non-Employee Director Stock Plan

      Name and Position       Dollar Value ($)        Number of Units
      -----------------       ----------------        ---------------
      Non-Executive           95,000                  not yet determinable
        Director Group


      The Non-Employee Director Stock Plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Code.

      The Board of Directors of the Company recommends that stockholders vote "FOR" approval and adoption of the Non-Employee Director Stock Plan.


              ITEM 3:  LABORATORY CORPORATION OF AMERICA HOLDINGS
                             PERFORMANCE UNIT PLAN

      The Board of Directors has adopted and recommends that the stockholders approve the Performance Unit Plan, a form of which is included as Annex II of this Proxy Statement. The summary description herein of the principal features of the Performance Unit Plan is qualified by reference to such form. If approved by stockholders, the Performance Unit Plan will provide incentives for senior executives and other key employees based upon the achievement of synergies in connection with the Merger over the period beginning May 1, 1995 and ending April 30, 1997.

      The Performance Unit Plan must be administered by a committee (for the purposes of this section, the "Committee") of two or more "outside" directors (as defined therein) designated by the Board of Directors to the extent necessary to comply with Section 162(m) of the Code ("Section 162(m)"). Upon approval of the Performance Unit Plan and until otherwise designated by the Board of Directors, the Employee Benefits Committee will be this Committee. The Committee will have full authority to interpret the Performance Unit Plan and to adopt such rules and regulations deemed necessary by the Committee to effect the purposes of the Performance Unit Plan. The Committee, however, may not exercise any such authority if such action would have the effect of increasing the amount of an award under the Performance Unit Plan to any officer defined as a "covered employee" (each a "Covered Employee") under
Section 162(m), if such action would be impermissible under Section 162(m). The Covered Employees generally include executive officers listed in the compensation tables of the Company's proxy statement for the annual meeting following the year in which such compensation is paid.

      Performance unit awards will be granted in the form of 4,000 performance units and paid in the form of cash based upon the achievement of certain levels of synergies. The employees eligible to receive grants of performance units ("participants") are Dr. Powell and Messrs. Flaugh, Cochrane, Weavil, Brodnik and Whalen.

      For purposes of the Performance Unit Plan, "synergies" are defined as the net savings or reductions in costs and expenses of the Company which are attributable to or result directly and exclusively from the Merger, as demonstrated or shown by the Company's internal accounting and financial records.

      The performance units are nontransferable and nonassignable. Subject to the discretion of the Committee to reduce such amount, the amount payable with respect to any performance unit granted to any Covered Employee shall not exceed $600,000. Payments to a Covered Employee are contingent upon the Committee's certifying the achievement of levels of synergies for the applicable performance period. Where special factors are present, the Committee, at its sole discretion, may adjust the synergies used to determine payments under the Performance Unit Plan, except that such adjustments shall be disregarded for purposes of calculating the amount that may be paid to a Covered Employee under the Performance Unit Plan to the extent required by Section 162(m). The Committee may reduce or eliminate an award amount to a Covered Employee. In the event of a "change in control" (as defined in the Performance Unit Plan), all performance units shall become payable in full.

      Acting by a Special Majority Vote, the Board of Directors may terminate or amend, in whole or in part, the Performance Unit Plan. Upon such whole or partial termination of the Performance Unit Plan the Committee may, in its sole discretion, direct the payment to participants of any awards not already paid out prior to the respective dates upon which payments would otherwise be made, in a lump sum or installments. The Board of Directors may delegate to the Committee any or all of its authority relating to amending or terminating the Performance Unit Plan. However, any amendment to the Performance Unit Plan that would affect any Covered Employee must be subject to approval by the Company's stockholders if required by Section 162(m).

      Both the benefits to be received with respect to 1995 performance under the Performance Unit Plan and the benefits that would have been received with respect to 1994 performance had the Performance Unit Plan been in effect for such year are not determinable. However, the targeted amounts that could be received by or allocated to each of the following persons or groups 1995 of without giving effect to the discretionary authority of the Committee to reduce such amounts, are shown below in the New Plan Benefits table.

                               New Plan Benefits
                  Laboratory Corporation of America Holdings
                             Performance Unit Plan

                                    Dollar Value ($)       Number of
     Name and Position                of Payments             Units
     -----------------              ----------------       ---------
       David C. Flaugh,                   600,000             4,000
         Chief Operating Officer
       Timothy J. Brodnik,                600,000             4,000
         Executive Vice President
         Marketing and Sales
       Executive Officer Group          3,600,000            24,000
       Non-Executive Director Group             0                 0
       Non-Executive Officer Employee
         Group                                  0                 0

Amounts shown would have been subject to reduction in the sole discretion of the Committee and would have been paid at the end of the eight fiscal quarter performance period and upon such additional conditions as the Committee established.

Discussion of Federal Income Tax Consequences

     OBRA added Section 162(m) to the Code. Section 162(m) limits the corporate income tax deduction for publicly held companies to $1,000,000 in any tax year for compensation paid to each of the Chief Executive Officer and the four highest paid executive officers apart from the Chief Executive Officer. This rule applies to all deductible compensation, including the deduction arising from the payment of annual bonuses. Various forms of compensation are exempted from this deduction limitation, including payments that are (i) subject to the attainment of pre-established objective performance goals, (ii) established and administered by outside directors, and
(iii) approved by the stockholders. The Board of Directors believes, but can give no assurance, that payments made under the Performance Unit Plan will qualify for exemption from the operation of Section 162(m) and, therefore, will qualify as deductible compensation by the Company.

     The Board of Directors of the Company recommends that the stockholders vote "FOR" approval and adoption of the Performance Unit Plan.

             ITEM 4:  LABORATORY CORPORATION OF AMERICA HOLDINGS
                          ANNUAL BONUS INCENTIVE PLAN

      The Board of Directors has adopted and recommends that the stockholders approve the Annual Plan, a form of which is included as Annex III of this Proxy Statement. The summary description herein of the principal features thereof is qualified by reference to such form. If approved by stockholders, the Annual Plan will provide incentives for senior executives and other key employees whose performance in fulfilling the responsibilities of their positions can have a major impact on the profitability and future growth of the Company and its subsidiaries.

     The Annual Plan must be administered by a committee (for the purposes of this section, the "Committee") of two or more "outside" directors designated by the Board of Directors to the extent necessary to comply with Section 162(m). Upon approval of the Annual Plan, the Employee Benefits Committee will be the Committee. The Committee will have full authority to interpret the Annual Plan and to adopt such rules and regulations deemed necessary by the Committee to effect the purposes of the Annual Plan. The Committee, however, may not exercise any such authority if such action would have the effect of increasing the amount of an award under the Annual Plan to any officer defined as a "covered employee" (each a "Covered Employee") under
Section 162(m), if such action would be impermissible under Section 162(m). The Covered Employees generally include executive officers listed in the compensation tables of the Company's proxy statement for the annual meeting following the year in which such compensation is paid. The Committee has the sole discretion to select officers or other employees of the Company or the Company's subsidiaries who will be eligible to earn awards under the Annual Plan for that award year. The Committee also has the authority to determine the amount of such awards and any conditions under which they may be earned.

     Target awards, expressed as a percentage of base salary, will be based upon the achievement of specified levels of EBITDA (as defined in the Annual
Plan), return of capital, return on equity, earnings per share and/or net income determined at the corporate, regional and/or subregional levels and will be paid in the form of cash. Such awards are nontransferable and nonassignable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order prior to the payment of an award. Subject to the discretion of the Committee to reduce such amount, the amount payable with respect to any award to any Covered Employee shall not exceed $1,000,000. Payments to a Covered Employee are contingent upon the Committee's certifying the achievement of performance measures for the applicable performance period. Where special factors are present, the Committee, at its sole discretion, may adjust the performance measures used to determine payments under the Annual Plan, except that such adjustments shall be disregarded for purposes of calculating the amount that may be paid to a Covered Employee under the Annual Plan to the extent required by Section 162(m). The Committee may reduce or eliminate an award amount to a Covered Employee. In the event of a "change in control" (as defined in the Performance Unit Plan), all performance units shall become payable in full.

     Under the Annual Plan, and as designated by the Committee, any employee of the Company or the Company's subsidiaries may participate in the Plan and receive award(s) thereunder. This includes the Chief Executive Officer and all of the other executive officers and approximately 700 other employees.

     Acting by a Special Majority Vote, the Board of Directors may terminate or amend, in whole or in part, the Annual Plan. Upon such whole or partial termination of the Annual Plan the Committee may, in its sole discretion, direct the payment to participants of any awards not already paid out prior to the respective dates upon which payments would otherwise be made, in a lump sum or installments. The Board of Directors may delegate to the Committee any or all of its authority relating to amending or terminating the Annual Plan. However, any amendment to the Annual Plan that would affect any Covered Employee must be approved by the Company's stockholders if required by Section 162(m).

     No benefits will be received for 1995 performance under the Annual Plan, and the benefits that would have been received for 1995 performance had the Annual Plan been in effect for such year are not determinable.

Discussion of Federal Income Tax Consequences

     See "Discussion of Federal Income Tax Consequences" under "Item 3:
Laboratory Corporation of America Holdings Performance Unit Plan" above for a discussion of the applicability of Section 162(m) to the Annual Plan. The Board of Directors believes, but can give no assurance, that payments made under the Annual Plan will qualify for exemption from the operation of Section 162(m) and, therefore, will qualify as deductible compensation by the Company.

     The Board of Directors of the Company recommends that the stockholders vote FOR approval and adoption of the Annual Plan.

                     RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP to audit the accounts of the Company for the fiscal year ending December 31, 1995. KPMG Peat Marwick LLP has audited the consolidated financial statements of the Company for more than the past five years. KPMG Peat Marwick LLP representatives will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1995 the Board of Directors will consider whether to retain that firm for such year.

     The Board of Directors of the Company recommends that stockholders vote "FOR" the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1995.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Merger Agreement and The Stockholder Agreement

     Certain provisions of the Merger Agreement and the Stockholder Agreement which describe certain relationships and transactions between the Company and Roche are described above under "General Information" and "Item 1: Election of Directors."

The Sharing and Call Option Agreement

     In connection with the Merger Agreement, HLR, Mafco Holdings, Inc., a Delaware corporation ("Mafco") and indirect wholly-owned subsidiary of M&F Holdings, NHCG, and the Company entered into the Sharing and Call Option Agreement dated as of December 13, 1994 (the "Sharing and Call Option Agreement"). The Sharing and Call Option Agreement provides, among other things, that at any time after the third anniversary of the Merger, HLR or one of its affiliates (other than the Company) may exercise the right, which right may only be exercised once, to purchase all, but not less than all, the shares of Common Stock then owned by NHCG, Mafco or any of their controlled affiliates. The Sharing and Call Option Agreement provides that a member of the Investor Group will, if it elects to exercise this purchase right, pay a price per share for the shares to be purchased equal to 102% of the average closing price per share of such security as reported on the principal national securities exchange on which such shares are listed, or if not so listed, as reported on the National Association of Securities Dealers, Inc. Automated Quotation System - National Market System, for the 30 trading days before the date of such exercise.

     In addition, in accordance with the Sharing and Call Option Agreement, the Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") which has been declared effective by the Commission and includes a resale prospectus that permits NHCG (or any of its pledgees) to sell shares of Common Stock and Warrants received by NHCG in the Merger without restriction. The Company has agreed to use its best efforts to prepare and file with the Commission such post-effective amendments to the Registration Statement or other filings as may be necessary to keep such Registration Statement continuously effective for a period ending on the third anniversary of the date of the Sharing and Call Option Agreement and during such period to use its best efforts to cause the resale prospectus to be supplemented by any required prospectus supplement. The Company has also agreed to pay all of the Registration Expenses (as defined therein) arising from exercise of the registration rights set forth in the Sharing and Call Option Agreement. A copy of the Sharing and Call Option Agreement was filed with the Commission by the Company as an exhibit to the 1994 10-K.

Registration Rights Agreement

     In addition to those registration rights granted to NHCG under the Sharing and Call Option Agreement, the Company and NHCG also are parties to a registration rights agreement dated as of April 30, 1991 (the "Registration Rights Agreement") pursuant to which the Company is obligated, upon the request of NHCG, to file registration statements ("Demand Registration Statements") from time to time with the Commission covering the sale of any shares of Common Stock owned by NHCG upon the completion of certain public offerings by the Company of shares of Common Stock in 1991. Such Demand Registration Statements may also cover the resale from time to time of any shares of Common Stock that NHCG may purchase in the open market at a time when it is deemed to be an affiliate (as such term is defined under Rule 144 under the Securities Act of 1933, as amended), and certain securities issued in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, or other pro rata distribution. NHCG will also have the right to include such Common Stock and other securities in any registration statement filed by the Company for the underwritten public offering of shares of Common Stock (whether or not for the Company's account), subject to certain reductions in the amount of such Common Stock and securities if the managing underwriters of such offering determine that the inclusion thereof would materially interfere with the offering. The Company agreed not to effect any public or private sale, distribution or purchase of any of its securities which are the same as or similar to the securities covered by any Demand Registration Statement during the 15-day period prior to, and during the 45-day period beginning on, the closing date of each underwritten offering under such registration statement and NHCG agreed to a similar restriction with respect to underwritten offerings by the Company. NHCG's rights under the Registration Rights Agreement are transferable as provided therein.

     Until the third anniversary of the Sharing and Call Option Agreement, when the Company's obligation to keep the Registration Statement effective expires, the registration rights granted to NHCG pursuant to the Registration Rights Agreement are substantially duplicative of those granted pursuant to the Sharing and Call Option Agreement. After such date and only to the extent that NHCG still holds shares of Common Stock or Warrants that it held as of or received in the Merger, NHCG will continue to be entitled to the registration rights described in the preceding paragraph, unless the Registration Rights Agreement has been otherwise amended or terminated.

Tax Allocation Arrangement

     Until May 7, 1991, the Company was included in the consolidated federal income tax returns, and in certain state income tax returns, of Mafco, M&F Holdings, Revlon Group and Revlon. As a result of the reduction of M&F Holdings' indirect ownership interest in the Company on May 7, 1991, the Company is no longer a member of the Mafco consolidated tax group. For periods subsequent to May 7, 1991, the Company files its own separate federal, state and local income tax returns. Nevertheless, the Company will remain obligated to pay to M&F Holdings (or other members of the consolidated group of which M&F Holdings is a member) any income taxes the Company would have had to pay (in excess of those which it has already paid) if it had filed separate income tax returns for taxable periods beginning on or after January 1, 1985 (but computed without regard to (i) the effect of timing differences (i.e., the liability or benefit that otherwise could be deferred will be, instead, includible in the determination of current taxable income) and (ii) any gain recognized on the sale of any asset not in the ordinary course of business). In addition, despite the reduction of M&F Holdings' indirect ownership of the Company, the Company will continue to be subject under existing federal regulations to several liability for the consolidated federal income taxes for any consolidated return year in which it was a member of any consolidated group of which Mafco, M&F Holdings, Revlon Group or Revlon was the common parent. However, Mafco, M&F Holdings, Revlon Group and Revlon have agreed to indemnify the Company for any federal income tax liability (or any similar state or local income tax liability) of Mafco, M&F Holdings, Revlon Group, Revlon or any of their subsidiaries (other than that which is attributable to the Company or any of its subsidiaries) that the Company would be required to pay.

Certain Other Transactions with Roche

     The Company has certain on-going arrangements with Roche for the purchase by the Company of certain products and the licensing by the Company from Roche of certain diagnostics technologies, with an annual aggregate value of approximately $9 million (based on 1994 information). The Company provides certain diagnostic testing and support services to Roche in connection with Roche's clinical pharmaceutical trials, with an annual aggregate value of approximately $6 million (based on 1994 information). In addition, in connection with the Merger, the Company and Roche have entered into a transition services agreement for the provision by Roche to the Company of certain payroll and other corporate services for a limited transition period following the Merger. These services are charged to the Company based on the time involved and the Roche personnel providing the service. Each of these arrangements was entered into in the ordinary course of business, on an arm's-length basis and on terms which the Company believes are no less favorable to it than those obtainable from unaffiliated third parties.

Consulting Agreement

     Pursuant to a letter agreement, the Company has retained Mr. Maher as an independent contractor to provide certain consulting services to the Company for a one year period beginning from April 28, 1995. Mr. Maher is paid an annual retainer of $160,000 under this agreement.

                             STOCKHOLDER PROPOSALS

     Under the rules and regulations of the Commission as currently in effect, any holder of at least $1,000 in market value of Common Stock who desires to have a proposal presented in the Company's proxy material for use in connection with the annual meeting of Stockholders to be held in 1996 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by Bradford T. Smith, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than April 24, 1996.

     Holders of Common Stock who want to have proposals submitted for consideration at future meetings of the stockholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

                            ADDITIONAL INFORMATION

     The Company will make available a copy of the 1994 Form 10-K and any quarterly reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, NC 27215. Each such request must set forth a good faith representation that, as of the Record Date (July 24, 1995), the person making the request was a beneficial owner of Common Stock entitled to vote.

     In order to ensure timely delivery of such document prior to the annual meeting, any request should be received by the Company promptly.

                                OTHER BUSINESS

     The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

August 17, 1995

                                   By Order of the Board of Directors

                                   /s/ Bradford T. Smith

                                   Bradford T. Smith
                                   Secretary


                                                                       Annex I


                  LABORATORY CORPORATION OF AMERICA HOLDINGS

                  1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


1.   Purpose

           The purpose of the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-Employee Directors (the "Plan") is to promote the interests of Laboratory Corporation of America Holdings (the "Company") and its stockholders by increasing the proprietary and vested interest of non-employee directors in the growth and performance of the Company by granting such directors shares of common stock, par value $.01 per share (the "Shares"), of the Company.

2.   Definitions

           As used herein, the following terms shall have the following meanings:

     "Common Stock Unit" shall mean the bookkeeping entry representing the equivalent of one Share.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

     "Fair Market Value" per Share shall mean (i) the closing sales price per Share on a national securities exchange for the last date preceding the Retainer Payment Date on which there was a sale of such Shares on such exchange, (ii) if the Shares are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last date preceding the Retainer Payment Date on which there was such a sale of such Shares in such market or (iii) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Board may determine.

     "Retainer" shall mean the retainer payable to an Eligible Director (as defined in Section 4) for any calendar month before any reduction pursuant to this Plan, which Retainer may not be changed more often than once every six months.

     "Retainer Payment Date" shall mean the 25th day of the month preceding the month for which the retainer is due or, if such date is not a business day, the next succeeding business day.

3.   Administration

           The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive Shares, the number of Shares to be received, or the timing of grants of Shares under the Plan, all of which shall be determined in accordance with the provisions of this Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

4.   Eligibility

           The class of individuals eligible to receive grants of options under the Plan shall be directors of the Company who are not employees of the Company or its affiliates ("Eligible Directors"). Any holder of Shares granted hereunder shall hereinafter be referred to as a "Participant."

5.   Shares Subject to the Plan

           Subject to adjustment as provided in Section 7, an aggregate of 25,000 Shares shall be available for grant under the Plan. The Shares issued upon the exercise of options may be made available from authorized but unissued Shares or treasury Shares.

6.   Grant of Shares

           (a) Except as set forth in subsection (b) below, on and after the Effective Date (as defined in Section 12), 50% of the Retainer of each Participant payable shall automatically be paid in the form of that number of Shares that results from dividing (i) 50% of the Retainer by (ii) the Fair Market Value on the Retainer Payment Date. Cash shall be paid to a Participant in lieu of a fractional Share.

           (b) Notwithstanding subsection (a) above, with respect to any Retainer Payment Date that occurs prior to the Effective Date, payment of 50% of the Retainer of each Participant shall be in the form of that number of Common Stock Units that results from dividing (i) 50% of the Retainer by (ii) the Fair Market Value on such Retainer Payment Date. Each such Common Stock Unit shall be paid by delivery of one Share to such Participant promptly following the Effective Date; provided that in the event the Plan is not approved by shareholders at the Company's 1995 Annual Shareholders Meeting, each such Common Stock Unit shall be paid in cash in an amount equal to the Fair Market Value on the day of the 1995 Annual Shareholders Meeting. Cash shall be paid to a Participant in lieu of a fractional Share.

7.   Listing and Registration.

           Each Share shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of such Share upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Share, no such Share may be disposed of unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

8.   Adjustment of and Changes in Shares

           In the event of a stock split, stock dividend, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number of Shares authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares subject to any outstanding grant shall be increased or decreased proportionately, as the case may be.

9.   No Rights of Shareholders

           Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company in respect of any Shares unless and until certificates for such Shares shall have been issued.

10.  Plan Amendments

           The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of shareholders of the Company, make any amendment that would require shareholder approval under Rule 16b-3 of the Exchange Act or state law. The provisions of Sections 4 and/or 6 may not be amended more often than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules under either such statute.

12.  Effective Date and Duration of Plan

           The Plan shall become effective as of May 25, 1995 (the "Effective Date"), subject to the approval of shareholders at the Company's 1995 Annual Shareholders Meeting. The Plan shall terminate the day following the third Annual Shareholders Meeting at which Directors are elected succeeding the Annual Shareholders Meeting at which the Plan was approved by shareholders, unless the Plan is extended or terminated at an earlier date by shareholders or is terminated by exhaustion of the Shares available for issuance hereunder.

                                                                      Annex II

                  LABORATORY CORPORATION OF AMERICA HOLDINGS

                             PERFORMANCE UNIT PLAN

           SECTION 1. Purpose. The purpose of the Laboratory Corporation of America Holdings Performance Unit Plan (the "Plan") is to provide incentives for senior executives and other key employees of Laboratory Corporation of America Holdings ("Holdings") and its subsidiaries (together with Holdings, the "Company") based upon the achievement of planned synergies over a Performance Period (as defined below).

           SECTION 2. Definitions. For the purposes of the Plan, the following terms shall have the meanings indicated:

           "Board of Directors" shall mean the Board of Directors of Holdings.

           "Committee" shall mean the Committee designated pursuant to Section
3. Until otherwise determined by the Board of Directors, the Employee Benefits Committee designated by the Board of Directors shall be the Committee under the Plan.

           "Change in Control" shall occur if any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than HLR Holdings Inc., Roche Holdings, Inc., F. Hoffmann-La Roche Ltd or their respective affiliates) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than 50% of the combined voting power of Holding's then outstanding securities entitled to vote in the election of directors.

           "Covered Officer" shall mean at any date, (i) any individual who, with respect to the previous taxable year of Holdings, was a "covered employee" of Holdings within the meaning of Section 162(m); provided that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any grant of a Performance Unit or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of Holdings and
(ii) any individual who is designated by the Committee, in its discretion, at the time of any grant of a Performance Unit or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the current taxable year of Holdings or with respect to the taxable year of Holdings in which any applicable Performance Unit payment will be paid.

           "Disability" shall mean a Participant's becoming physically or mentally incapacitated and therefore unable for a period of six consecutive months or for an aggregate of twelve months in any 24 consecutive month period to perform his/her duties.

           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

           "Eight Quarter Synergies" shall mean the annualized rate of Synergies achieved by the end of the Performance Period, as adjusted pursuant to Section 6(a).

           "Final Performance Unit Value" shall mean the value of a Performance Unit calculated using Performance Scale A or B (as applicable), with linear interpolation used to determine Final Performance Unit Values associated with Eight Quarter Synergies between the levels identified in the applicable Performance Scale.

           "Participant" shall mean each of James Powell, David Flaugh, Haywood Cochrane, David Weavil, Timothy Brodnik and Robert Whalen and any other senior executive or key employee selected by the Committee.

           "Performance Period" shall mean the period beginning May 1, 1995 and ending April 30, 1997.

           "Performance Scale A" shall apply if the annualized rate of Synergies achieved by the end of the fourth fiscal quarter of the Performance Period equals or exceeds $52 million and shall be:

           Eight Quarter           Final Performance
           Synergies               Unit Value (per Unit)
           -------------           ---------------------

           $120,000,000            $150
            90,000,000              100
            80,000,000               75
           <80,000,000               50

     "Performance Scale B" shall apply if Performance Scale A does not apply and shall be:

           Eight Quarter           Final Performance
           Synergies               Unit Value (per Unit)
           -------------           ---------------------

           $120,000,000            $135
            90,000,000               90
            80,000,000               50
           <80,000,000                0

           "Performance Unit" shall mean an award granted to a Participant as described in Section 4.

           "QDRO" shall mean a domestic relations order acceptable to the Committee in its sole discretion.

           "Retirement" shall mean retirement as defined in any retirement plan of the Company.

           "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and other authorities thereunder promulgated by the Internal Revenue Service of the Department of the Treasury.

           "Synergies" shall mean net savings or reductions in costs and expenses of the Company which are attributable to or result directly and exclusively from the merger of National Health Laboratories Holdings Inc. and Roche Biomedical Laboratories, Inc. (the "Merger"), as demonstrated or shown by the Company's internal accounting and financial records. For purposes of computing Synergies, activities acquired by the Company subsequent to the Merger shall be not be taken into account. Notwithstanding anything in the Plan to the contrary, no saving or reduction shall be deemed a Synergy if its effect would be to compromise the quality of service provided by the Company or if it is accomplished in a manner which violates any policy of the Company, including without limitation, any legal or ethical compliance policy.

           SECTION 3. Administration. (a) Subject to the authority and powers of the Board of Directors in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board of Directors which, to the extent necessary to satisfy Section 162(m) shall consist of two or more members of the Board of Directors each of whom is an "outside director" within the meaning of Section 162(m). The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem appropriate; provided, however, that the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of any payment with respect to a Performance Unit which has been earned hereunder by any Covered Officer.

           (b) All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board of Directors pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and shareholders.

           SECTION 4.  Grant of and Payment With Respect to Performance Units.
(a) Each Participant shall be granted 4,000 Performance Units. Subject to the provisions of the Plan, the Committee may determine the timing of and the conditions under which payments with respect to such Performance Units may be paid.

           (b) An amount equal to 4,000 (the number of Performance Units granted to a Participant) multiplied by the Final Performance Unit Value shall be paid in cash to Participants following the end of the Performance Period.

           (c) Unless otherwise determined by the Committee, no portion of any payment with respect to a Performance Unit may be earned unless the Participant is employed by the Company at the end of the Performance Period. In the event the employment of a Participant is terminated by reason of death, Disability or Retirement during the Performance Period, provided such Participant shall have been actively employed by the Company for at least twelve months during the Performance Period, such Participant shall receive a prorated payout of the Performance Units, payable at the time such payment would have been made in the absence of a termination of employment. Payments to Participants with less than twelve months of active employment during the Performance Period shall be made at the sole discretion of the Committee.

           (d) Subject to Section 5, in the event of a Change in Control of Holdings, all Performance Units shall be payable in full using a Final Performance Unit Value per Unit calculated using Performance Scale A and the annualized rate of Synergies achieved by the end of the fiscal quarter immediately preceding the Change in Control.

           (e) Subject to Section 5, the Committee retains the right, in its sole discretion, to declare any Performance Units payable in full using a Final Performance Unit Value per Unit calculated using Performance Scale A and the annualized rate of Synergies achieved by the end of the immediately preceding fiscal quarter.

           (f) Each Performance Unit granted shall be evidenced by an award agreement.

           SECTION 5. Special Provisions Relating to Covered Officers. (a) The maximum payment with respect to Performance Units for each Covered Officer is $600,000.

           (b) No Covered Officer shall be entitled to any payment with respect to a Performance Unit unless the members of the Committee shall have certified that the relevant Synergies have been achieved.

           (c) The Committee shall have the authority in its discretion to reduce a payment with respect to a Performance Unit otherwise earned by any Covered Officer under the terms of the Plan; however, to the extent necessary to satisfy the requirements of Section 162(m), the Committee shall have no discretion under this Plan to increase the amount of any payment earned in accordance with the provisions of the Plan or to take any action in administering the Plan that would have such effect.

           SECTION 6. General Provisions. (a) If the Synergies shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) which in the Committee's judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust the Synergies and make payments accordingly under the Plan.

           (b) Notwithstanding the provisions of subparagraph (a) above, any adjustments made in accordance with or for the purposes of subparagraph (a) shall be disregarded if and to the extent that such adjustments would not satisfy the requirements of Section 162(m).

           (c) No Performance Unit granted under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution, or pursuant to a QDRO.

           (d) All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.

           (e) The selection of an individual as a Participant shall not give such Participant any right to be retained in the employ of the Company, and the right of the Company to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.

           (f) The Board of Directors and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent public accountants for the Company. No member of the Board of Directors or of the Committee or any officers of the Company shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

           (g) Nothing contained in the Plan shall prevent the Company or any affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

           SECTION 7.  Amendment and Termination of the Plan; Compliance With
Section 162(m). The Board of Directors may at any time terminate, in whole or in part, or from time to time amend the Plan. In the event of such termination, in whole or in part, of the Plan, the Committee may in its sole discretion direct the payment to Participants with respect to any Performance Units not theretofore paid out prior to the respective dates upon which payments would otherwise be made hereunder to such Participants, in a lump sum or installments as the Committee shall prescribe with respect to each such Participant. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Section 7. Any amendment to the Plan that would affect any Covered Officer shall be approved by Holding's shareholders in accordance with Section 162(m) to the extent required by
Section 162(m).

                                                                     Annex III

                  LABORATORY CORPORATION OF AMERICA HOLDINGS

                          ANNUAL BONUS INCENTIVE PLAN


           SECTION 1. Purpose. The purpose of the Laboratory Corporation of America Annual Bonus Incentive Plan (the "Plan") is to promote the profitability of Laboratory Corporation of America Holdings ("Holdings") and its subsidiaries (together with Holdings, the "Company") by providing senior executives and other key employees with cash awards based on the achievement of annual short-term goals.

           SECTION 2. Definitions. For the purposes of the Plan, the following terms shall have the meanings indicated:

           "Award" shall mean the grant of an award by the Committee to a Participant.

           "Award Year" shall mean any fiscal year with respect to the Company's performance in which an Award is granted.

           "Base Salary" shall mean as to any Award Year a Participant's annual salary rate.

           "Board of Directors" shall mean the Board of Directors of Holdings.

           "Change in Control" shall occur if any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than HLR Holdings Inc., Roche Holdings, Inc., F. Hoffmann-La Roche Ltd or their respective affiliates) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than 50% of the combined voting power of Holding's then outstanding securities entitled to vote in the election of directors.

           "Committee" shall mean the Committee designated pursuant to Section
3. Until otherwise determined by the Board of Directors, the Employee Benefits Committee designated by the Board of Directors shall be the Committee under the Plan.

           "Common Equity" shall mean the common stockholders' equity appearing on the Company's audited consolidated balance sheets as of the end of the fiscal year prior to the beginning of the Award Year in question.

           "Covered Officer" shall mean at any date, (i) any individual who, with respect to the previous taxable year of Holdings, was a "covered employee" of Holdings within the meaning of Section 162(m); provided that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any grant of an Award or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of Holdings and (ii) any individual who is designated by the Committee, in its discretion, at the time of any grant of an Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the current taxable year of Holdings or with respect to the taxable year of Holdings in which any applicable Award payment will be paid.

           "Disability" shall mean a Participant's becoming physically or mentally incapacitated and therefore unable for a period of six consecutive months or for an aggregate of twelve months in any 24 consecutive month period to perform his/her duties.

           "Earnings Per Share" shall mean Holdings' earnings per share of common stock as determined for purposes of the Company's audited consolidated statement of operations for the Award Year.

           "EBITDA" shall mean earnings before interest expense, income tax, depreciation and amortization as determined in accordance with generally accepted accounting principles.

           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

           "Long Term Debt" shall mean the sum of total preferred stock plus total long-term debt of the Company, as determined for purposes of the Company's audited consolidated balance sheets for the Award Year in question.

           "Net Income" shall mean the consolidated net income of the Company as determined for purposes of the Company's audited consolidated statement of operations for the Award Year; provided Net Income shall be increased or reduced by the after-tax earnings impact of each of the following items if they occur during an Award Year:

           (i) the cumulative effect of changes in accounting principles for the Award Year required by the Financial Accounting Standards Board, the Securities and Exchange Commission or any other governing body that sets accounting standards, as determined for purposes of the Company's audited consolidated statements of operations or the notes thereto;

           (ii) the cumulative effect of changes in the tax law occurring during the Award Year as determined for purposes of the Company's audited consolidated statements of operations or the notes thereto;

           (iii) extraordinary items, as defined under generally accepted accounting principles, during the Award Year as determined for purposes of the Company's audited consolidated statements of operations;

           (iv) gain or loss from discontinued operations; and

           (v) nonrecurring items, as defined under generally accepted accounting principles, during the Award Year as determined for purposes of the Company's audited consolidated statements of operations or the notes thereto.

           "Participant" shall mean a senior executive or other key employee of the Company selected by the Committee in accordance with Section 4 or
Section 6 who receives an Award.

           "Performance Goals" shall mean the levels of Performance Measures required to be achieved by a Participant in order to earn an Award. Notwithstanding anything in the Plan to the contrary, no Performance Goal shall be deemed achieved if its effect would be to compromise the quality of service provided by the Company or if it is accomplished in a manner which violates any policy of the Company, including without limitation, any legal or ethical compliance policy.

           "Performance Measures" shall mean EBITDA, ROC, ROE, Net Income, EPS, individual performance, which may be determined on a corporate, regional or subregional basis, as applicable, or any combination of the foregoing.

           "Retirement" shall mean retirement as defined in any retirement plan of the Company.

           "ROC" shall mean the percentage equivalent to a fraction resulting from dividing (i) Net Income by (ii) the sum of Common Equity plus Long Term Debt.

           "ROE" shall mean the percentage equivalent to the fraction resulting from dividing (i) Net Income by (ii) Common Equity.

           "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986 and the rules and other authorities thereunder promulgated by the Internal Revenue Service of the Department of the Treasury.

           "Target Award" shall mean the amount, expressed as a percentage of Base Salary, which will be earned by a Participant if target Performance Goals are achieved.

           SECTION 3. Administration. (a) Subject to the authority and powers of the Board of Directors in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board of Directors which, to the extent necessary to satisfy Section 162(m) shall consist of two or more members of the Board of Directors each of whom is an "outside director" within the meaning of Section 162(m). The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem best; provided, however, that the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of an Award which has been earned hereunder by any Covered Officer.

           (b) All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board of Directors pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and shareholders.

           SECTION 4. Eligibility for and Payment of Awards. (a) Subject to the provisions of the Plan, in each Award Year the Committee may select officers or employees (including officers or employees who are also directors) of the Company who will be eligible to earn Awards under the Plan with respect to such Award Year, and determine the amount of such Participant's Target Awards and the conditions under which such Target Awards may be earned.

           (b) Awards that are earned with respect to any Award Year shall be paid in cash to Participants in such amounts and at such times as are determined by the Committee.

           (c) Except as otherwise determined by the Committee, no portion of any Target Award may be earned unless a Participant is employed by the Company at the time of payment. In the event the employment of a Participant is terminated by reason of death, Disability or Retirement prior to the payment of any Award, provided such Participant shall have been actively employed by the Company for at least six months during the Award Year, the Committee may provide that such Participant shall receive a prorated payout of the Award, payable at the time such payment would have been made in the absence of a termination of employment. Payments to Participants with less than six months of active employment during the Award Year shall be made at the sole discretion of the Committee.

           (d) Subject to Section 6, in the event of a Change in Control of Holdings, Target Awards shall be payable in full.

           SECTION 5. Awards. (a) Subject to Section 6, the Target Award and the applicable Performance Measures and Performance Goals for each Participant and their relative weightings shall be established by the Committee or its delegate before the beginning of the Award Year with respect to which the Award under the Plan is to be earned or as soon as practicable thereafter. Subject to Section 6, the individual performance portion of an Award may be increased or decreased on a Participant-by-Participant basis based on the achievement of other financial or non-financial goals as evaluated by the Committee (with the advice of the Chief Executive Officer) in its sole discretion.

           (b) Subject to Section 6, notwithstanding the foregoing, the Committee shall have the discretion to cancel, withhold, defer or reduce any Award earned, and no participant shall have any contractual right under the Plan to the award of any amount hereunder.

           SECTION 6. Special Provisions Relating to Covered Officers. (a) The Target Award and the Performance Measures and Performance Goals for each Covered Officer and their relative weightings shall be established by the Committee at such time as may be required by Section 162(m).

           (b) The maximum Award opportunity for each Covered Officer in any Award Year is $1,000,000.

           (c) No Covered Officer shall receive any payment with respect to an Award unless the members of the Committee shall have certified that the Performance Goals have been achieved.

           (d) The Committee shall have the authority in its discretion to reduce an Award otherwise earned by any Covered Officer under the terms of the Plan; however, the Committee shall have no discretion under this Plan to increase the amount of any Award earned in accordance with the provisions of the Plan or to take any action in administering the Plan that would have such effect.

           SECTION 7. General Provisions. (a) If Performance Goals for any year shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) which in the Committee's judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust the Performance Goals and make payments accordingly under the Plan.

           (b) Notwithstanding the provisions of subparagraph (a) above, any adjustments made in accordance with or for the purposes of subparagraph (a) shall be disregarded if and to the extent that such adjustments would not satisfy the requirements of Section 162(m).

           (c) No portion of any Award under the Plan may be assigned or transferred prior to the payment thereof.

           (d) All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.

           (e) The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company, and the right of the Company to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.

           (f) The Board of Directors and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent public accountants for the Company. No member of the Board of Directors or of the Committee or any officers of the Company shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

           (g) Nothing contained in the Plan shall prevent the Company or any affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

           SECTION 8.  Amendment and Termination of the Plan; Compliance With
Section 162(m). The Board of Directors may at any time terminate, in whole or in part, or from time to time amend the Plan. In the event of such termination, in whole or in part, of the Plan, the Committee may in its sole discretion direct the payment to Participants of any Awards not theretofore paid out prior to the respective dates upon which payments would otherwise be made hereunder to such Participants, in a lump sum or installments as the Committee shall prescribe with respect to each such Participant. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Section 8. Any amendment to the Plan that would affect any Covered Officer shall be approved by Holding's shareholders if required by and in accordance with Section 162(m).


          STOCKHOLDER'S PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                  LABORATORY CORPORATION OF AMERICA HOLDINGS

To:  Laboratory Corporation of America Holdings

     I appoint Bradford T. Smith and Haywood D. Cochrane, individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The St. Regis, 2 East 55th Street, New York, N.Y., on Wednesday, September 20, 1995, at 9:00 a.m., New York City time, and at any adjournment or postponement of the meeting.

     My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all the nominees listed under Item 1 and "FOR" Item 2, Item 3, Item 4 and Item 5. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

               Please sign and date the other side of this card.

(Please fill in the appropriate boxes on the other side.)



(Continued from the other side)

                  LABORATORY CORPORATION OF AMERICA HOLDINGS

           PLEASE MARK YOUR CHOICES LIKE THIS [X] IN BLUE OR BLACK INK


           The Board of Directors recommends that you vote "FOR" all the nominees listed under Item No. 1 and "FOR" Item No. 2, Item No. 3, Item No. 4 and Item No. 5.

Item No. 1.  Election of all the members of the Company's Board of Directors.

FOR all nominees [ ]           WITHHOLD AUTHORITY   [ ]
                               for all nominees

Nominees:  James R. Maher, James B. Powell, M.D., Jean-Luc Belingard, Thomas
P. Mac Mahon, Linda G. Robinson, David B. Skinner, M.D. and Andrew G. Wallace, M.D.

For, except vote withheld for the following nominee(s):


Item No. 2. Approval and adoption of the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-Employee Directors.

                   FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

Item No. 3. Approval and adoption of the Laboratory Corporation of America Holdings Performance Unit Plan.

                   FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

Item No. 4. Approval and adoption of the Laboratory Corporation of America Holdings Annual Bonus Incentive Plan.

                   FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

Item No. 5. Ratification of the appointment of KPMG Peat Marwick LLP as Laboratory Corporation of America Holding's independent auditors for 1995.

                   FOR [ ]          AGAINST [ ]          ABSTAIN [ ]



Signature(s): _____________________________    Date:  ___________, 1995


Signature(s): _____________________________    Date:  ___________, 1995


Please sign exactly as name(s) appear(s) above. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign. Date and promptly return this card in the envelope provided.




                               [APPENDIX A]

                          EXPLANATION OF GRAPHICS

The graphics consist of a line graph which compares the yearly percentage change in the cumulative total stockholder return on the Common Stock with the cumulative total return on the Standard & Poor's Composite-500 Stock Index and the weighted average cumulative total return (based on stock market capitalization) on the stock of each of the members of a peer group of companies named in the text of the paragraph proceeding. The graph illustrates the return on $100 invested on December 31, 1989, including dividend reinvestment. The longitude of the graph is $0 to $300 in increments of $50. The latitude is 12/31/91 through 12/31/94 in increments of 1 year. A diamond is used to illustrate Laboratory Corporation of America Holdings ("diamond"), a square is used to illustrate the peer group ("square") and a triangle is used to illustrate the Standard & Poor's Composite-500 Stock Index ("triangle"). At 12/31/89 all are at $100, at 12/31/90 the triangle is at $97, the diamond is at $99, and the square is at $115, at 12/31/91 the triangle is at $126, the square at $209, the diamond at $266, at 12/31/92 the triangle is at $135, the diamond is at $166 and the square is at $191, at 12/31/93 the diamond is at $135, the triangle is at $149 and the square is at $155, at 12/31/94 the diamond is at $126, the triangle is at $150, and the square is at $158.